Exhibit 99.1
Contact: Media Relations: Sarah McAuley, (617) 532.8195, news@enernoc.com
Investor Relations: Will Lyons, (617) 532.8104, ir@enernoc.com
EnerNOC Acquires Leading Australian Demand Response Company Energy Response
Announces 240 Megawatt Commitment for 2012/2013 Delivery Year in Western Australia
MELBOURNE, AUSTRALIA and BOSTON, MA July 6, 2011 — EnerNOC, Inc. (NASDAQ: ENOC), the world’s leading provider of demand response applications and services, today announced that it has acquired Energy Response Pty Ltd, the largest demand response provider in Australia and New Zealand. This acquisition significantly strengthens EnerNOC’s presence in Western Australia’s Wholesale Electricity Market, where EnerNOC now has the opportunity to deliver 240 megawatts of demand response capacity in the 2012/2013 delivery year, up from its initial position of 100 megawatts. The acquisition also marks EnerNOC’s entry into Eastern Australia’s National Electricity Market and the New Zealand Electricity Market, where favorable opportunities for demand response and energy efficiency are emerging.
“The electricity markets in Australia and New Zealand present tremendous opportunities for EnerNOC and Energy Response to join forces to provide a broad range of demand-side resources,” said Tim Healy, Chairman and CEO of EnerNOC. “Energy Response shares our strong commitment to engaging electricity users to promote cost-effective, clean energy management solutions, and we look forward to delivering these solutions in markets where they are highly valued.”
Energy Response is active in capacity, energy, and ancillary services markets and has established the largest network of commercial, institutional, and industrial demand response providers across Australia and New Zealand. “Demand response provides a valuable service to electricity users and utilities at a fraction of the cost of traditional supply-side measures,” said Ross Fraser, Founder and Chairman of Energy Response. “That is why Energy Response is committed to providing the most advanced range of demand-side resources available, and it is also why we have worked so diligently to integrate these resources into electricity markets in Australia and New Zealand.”
This acquisition will enable Energy Response’s existing customers to access EnerNOC’s industry-leading applications, view real-time energy consumption data, and receive enhanced demand response dispatch support through EnerNOC’s Network Operations Center. In addition, EnerNOC will offer its full suite of energy management applications to a wider base of electricity users. “We believe that EnerNOC’s technology and our deep knowledge of these markets will be a powerful combination, and we are excited to be working together to expand the role demand response can play in both Australia and New Zealand,” said Michael Zammit, Managing Director of Energy Response, who moves into a new role leading Market Development for EnerNOC’s operations in Australia and New Zealand.
“As Australia and New Zealand move toward a lower-carbon energy future, solutions like demand response, carbon management, and data-driven energy efficiency will become even more important, both to electricity users and the nations’ electricity grids,” said David Brewster, President of EnerNOC. “Our applications are built to serve utilities, grid operators, and electricity users across the globe. With Energy Response, we are very excited about expanding our capabilities to deliver these solutions in Australia and New Zealand.”
EnerNOC anticipates this acquisition to be dilutive to earnings in 2011 and 2012, and accretive beginning in 2013. EnerNOC will provide more detail on its financial outlook as well as this transaction as part of its upcoming conference call on its second quarter 2011 financial results.
About EnerNOC
EnerNOC unlocks the full value of energy management for our utility and commercial, institutional, and industrial (C&I) customers by reducing real-time demand for electricity, increasing energy efficiency, improving energy supply transparency in competitive markets, and mitigating emissions. We accomplish this by delivering world-class energy management applications including DemandSMART™, comprehensive demand response; EfficiencySMART™, data-driven energy efficiency; SupplySMART™, energy price and risk management; and CarbonSMART™, enterprise carbon management. Our Network Operations Centre (NOC) continuously supports these applications across thousands of C&I customer sites throughout the world. Working with more than 100 utilities and grid operators globally, we deliver energy, ancillary services, and carbon mitigation resources that provide cost-effective alternatives to investments in traditional power generation, transmission, and distribution. For more information, visit www.enernoc.com.
Safe Harbor Statement
Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to the successful integration of EnerNOC and Energy Response, the ability of EnerNOC to deliver more value to its utility C&I customers through the acquisition of Energy Response, and the potential impact of the Energy Response acquisition on EnerNOC’s financial statements, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to under the section “Risk Factors” in EnerNOC’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as well as other documents that may be filed by EnerNOC from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, EnerNOC’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. EnerNOC is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Energy Response Pty Ltd ABN 49 104 710 278
EnerNOC Australia Pty Ltd, ABN 37 143 762 350